Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of November 30, 2022, by and between Fuss Brands Corp., a Nevada corporation (the “Company”), and Issamar Ginzberg (the “Executive”).

WHEREAS, the Company wishes to employ the Executive as Chief Executive Officer of the Company and the Executive wishes to work as Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive wish to enter into this Agreement on the terms and conditions set forth below.

NOW, THEREFORE, it is hereby agreed as follows:

§1. EMPLOYMENT. The Company hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

§2. DUTIES. The Executive shall be employed as Chief Executive Officer of the Company and the Chairman of the Board of Directors of the Company (the “Board”). The Executive shall be responsible for the operational direction of the Company and the duties which are customarily associated with such position.

§3. TERM. The Executive’s initial term of employment hereunder shall commence on the date hereof (the “Commencement Date”) and shall continue until the three (3) year anniversary of the Commencement Date.

§4. COMPENSATION AND BENEFITS. In consideration for the Executive’s services hereunder, the Company shall compensate the Executive as follows:

(a) Base Salary. As of the Commencement Date, the Executive will be entitled to $14,000 per month in cash or stock, at the option of the Executive, priced at a reasonable valuation, which shall accrue beginning on the date hereof until paid.

(b) Benefits. The Executive shall receive and be eligible to participate in the Company’s benefit programs in effect for other executives of the Company as in effect from time to time, on and after the Commencement Date. The amount, eligibility, and extent of the benefits shall be governed by the applicable benefit plan or program.

(c) Back Pay. The Executive shall have accrued unpaid salary equal to six (6) months base salary, as described in Section 4(a) above for the services provided upon the change of control of the Company on August 24, 2021. This shall be paid in accordance with Section 4(a) above.

§5. EXPENSES. The Company shall reimburse the Executive for all reasonable business travel expenses authorized by the Company and reasonably and necessarily incurred by the Executive in the performance of his duties, responsibilities, and authorities hereunder. The Executive shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Board may establish from time to time

§6. CONFIDENTIAL INFORMATION, PROHIBITED ACTIVITIES, NON-SOLICITATION, NON DISPARAGEMENT; THIRD-PARTY INFORMATION.

(a) Confidentiality. The Executive recognizes and acknowledges that he has acquired and will acquire confidential, proprietary and trade secret information concerning the Company, and its subsidiaries and affiliates (including its shareholders), including, without limitation, the identities, contact information, purchasing patterns, contracts and terms of contracts of customers, merchants, vendors or suppliers and agents, pricing policies, methods of operation, proprietary computer programs, sales, profit, cost and other financial information, market information, business strategies, employee information, technical processes, information processing standards and practices, customer service and service quality standards, trade secrets and other confidential information about customers, merchants, vendors or suppliers (hereinafter called “Confidential Information”). All Confidential Information is a legitimate protectable interest of the Company. The Executive shall not, during or after his term of employment, use or disclose any Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder and for the benefit of the Company or as required by law. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, or upon request of the Company at any time, the Executive shall deliver to the Company all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to any Confidential Information. The Executive further agrees that upon termination of the Executive’s employment with the Company, the Executive will execute a termination certificate, certifying the return of all Confidential Information. The Executive will not, at any time during or after his employment with the Company, use, copy, publish, summarize, or remove from the Company’s premises Confidential Information, except during his employment to the extent necessary to carry out his duties and responsibilities.

(b) Prohibited Activities; Non-Solicitation. The Executive acknowledges that the Company has spent significant time, effort and resources protecting its Confidential Information. In order to protect the legitimate business and goodwill interests of the Company, the Executive hereby agrees that from the Commencement Date through the two year anniversary of the date of the termination of the Executive’s employment with Company due to disability pursuant to §6(a) above or for any of the reasons set forth in §§ 6(b), 6(c), 6(d) or 6(e) above, the Executive will not without the prior written consent of the Board directly or indirectly, on behalf of himself or any other person or entity, engage anywhere in the United States (the “Territory”) as an agent, executive, consultant, representative, stockholder, manager, partner or in any other capacity, own, operate, manage, control, engage in, invest in (other than through the passive ownership of less than 1% of the common equity interests of any Person) or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in selling products similar to those sold by the Company anywhere in the Territory as of the date of such termination. In addition, the Executive hereby agrees that from the Commencement Date through the two year anniversary of the date of the termination of the Executive’s employment with Company due to disability pursuant to §6(a) above or for any of the reasons set forth in §§ 6(b), 6(c), 6(d) or 6(e) above, the Executive will not without the prior written consent of the Board (i) directly or indirectly, as agent, executive, consultant, representative, stockholder, manager, partner, or in any other capacity, employ or engage, or recruit or solicit the services of, or otherwise contact for the purpose of offering employment or engagement to, any person who is employed or engaged by the Company or had been employed by or engaged by the Company within one year prior to such engagement, recruitment or solicitation; or (ii) directly or indirectly solicit or take away, on behalf of himself or any other person or entity, the business of any customer, merchant, vendor or supplier of the Company. The Executive acknowledges that the duration and geographical areas set forth in this §7(b) are reasonable in scope; provided, however, if at any time the provisions of this §7(b) shall be finally determined to be invalid or unenforceable by a court of competent jurisdiction, the parties hereby agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified. As used in this §7(b) “Person” means a corporation, an association, a partnership, an organization, a business, a limited liability company, an individual, a government or political subdivision thereof or a governmental agency. The Executive agrees that the restrictive covenants contained in this §7(b) shall be enforceable whether the Executive’s employment is terminated by Executive or the Company.

(c) Non-Disparagement. In consideration of the Executive’s services hereunder and the compensation and benefits to be paid or provided to the Executive by the Company, each party hereto agrees that it or he will not, during or after the term of Executive’s employment hereunder, make any statement or otherwise take any action that would or might reasonably be interpreted as harmful or disparaging to the other party hereto or its or his stockholders, directors, officers, employees, agents or representatives, as applicable. However, nothing in this §7(c) shall prohibit any party from testifying truthfully in any proceeding or providing truthful information as legally required to provide such information.

(d) Third-Party Information. The Executive acknowledges that the Company received and in the future will receive from third parties said third parties’ confidential information, subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive will treat such information in a manner consistent with the Company’s agreement with such third parties, and without limiting the foregoing, the Executive will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any third party, other than in his assigned duties for the benefit of the Company, any such confidential information.

(e) Representations and Warranties. The Executive represents and warrants that (i) his employment with the Company does not and will not breach any agreements with or duties to a former employer or any other third party; (ii) the Executive has no obligations inconsistent with the terms of this Agreement or with his undertaking a relationship with the Company, and the Executive will not enter into any agreement in conflict with this Agreement; (iii) there is no other contract to assign inventions, trademarks, copyrights, ideas, processes, discoveries or other intellectual property that is now in existence between the Executive and any other person or entity. The Executive agrees that he will promptly inform the Company if he becomes aware of any fact that would cause his representations and warranties above to be false.

(f) Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(g) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise or any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(h) Withholding. All amounts payable by the Company to the Executive hereunder (including, but not limited to, Base Salary and severance payments (if any)) shall be reduced prior to the delivery of such payment to the Executive by an amount sufficient to satisfy any applicable federal, state, local or other tax withholding requirements.

(i) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j) Assignment. The Executive agrees that the Company may assign to another person or entity that succeeds to the business of the Company any of the Company’s rights under this Agreement, provided that the Company shall remain fully liable for all of its obligations hereunder. The Executive may not assign his obligations under this Agreement.

(k) Entire Agreement; No Oral Modification. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof.

(l) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Nevada.

(m) Indemnification. The Company hereby indemnifies the Executive from any and all claims related to the actions or inactions of the Company which occurred or were to occur prior to the date hereof, including attorney’s fees regarding such claims

(n) Executive Acknowledgment. The Executive has had the opportunity to consult legal counsel in regard to, and has read and understood, this Agreement. The Executive is fully aware of its legal effect, and has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained herein.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Employment Agreement to be duly executed as of the date and year first above written.

China Botanic Pharmaceuticals Inc.

By:	/s/ Issamar Ginzberg
Name: Issamar Ginzberg
Title: Sole officer and director

/s/ Issamar Ginzberg
Issamar Ginzberg

Agreed and confirmed, as majority shareholders:

/s/ Israel Moshe Levy
Israel Moshe Levy

/s/ Ishmuel Rotbard
Ishmuel Rotbard